Exhibit 10.1

REV GROUP, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, made and entered into as of the 5th day of September, 2018, by and between REV GROUP, INC., a Delaware corporation (“Company”), and Ian Walsh (“Executive”).

WITNESSETH:

WHEREAS, the Executive is employed by the Company as a key executive officer, and the Executive’s services in such capacities are critical to the continued successful conduct of the business of the Company;

WHEREAS, the Company recognizes that circumstances in which a change in control of the Company occurs, through acquisition or otherwise, are highly disruptive and will cause uncertainty about the Executive’s future employment with the Company without regard to the Executive’s competence or past contributions and that such uncertainty may materially adversely affect the Company;

WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its stockholders and without undue regard for the Executive’s personal interests; and

WHEREAS, the Executive will be in a better position to consider the Company’s and its stockholders’ best interests if the Executive is afforded reasonable security, in the form of severance as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.Definitions.

(a)Accounting Firm.  For purposes of this Agreement “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(b)Act.  For purposes of this Agreement, the term “Act” means the Securities Exchange Act of 1934, as amended.

(c)Affiliate and Associate.  For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.

(d)Beneficial Owner.  For purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” of any securities:

(i)which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase;

(ii)which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d‑3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(iii)which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(d)(ii) above) or disposing of any voting securities of the Company.

(e)Cause.  “Cause” for termination by the Company of the Executive’s employment after a Change in Control of the Company (or prior to a Change in Control of the Company pursuant to Section 2) shall, for purposes of this Agreement, be limited to any of the following: (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal) which substantially impairs the

Executive’s ability to perform his duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).

(f)Change in Control of the Company.  For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if:

i.any Person (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing one-half (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

ii.the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors as of the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended;

iii.there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board of Directors of the Company immediately prior thereto constitute at least a majority of the Board of Directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

iv.there is a complete liquidation of the Company or there is sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, immediately following which the individuals who comprise the Board of Directors of the Company immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(g)Code.  For purposes of this Agreement, the term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(h)Covered Termination.  For purposes of this Agreement, the term “Covered Termination” means any termination of the Executive’s employment where the Termination Date is any date on or after a Change in Control of the Company (except as provided in Section 2) and prior to the end of the Employment Period.

(i)Disability.  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the essential functions of Executive’s job, with or without reasonable accommodation, for a period of one hundred and twenty (120) consecutive days, or one hundred and eighty (180) days in the aggregate during any three hundred sixty-five (365) day period.

(j)Employment Period.  For purposes of this Agreement, the term “Employment Period” means the period commencing on the date of a Change in Control of the Company and ending at 11:59 p.m. Milwaukee time on the second anniversary of such date.

(k)Good Reason.  For purposes of this Agreement, the Executive shall have a “Good Reason” for termination of employment after a Change in Control of the Company in the event of any of the following without Executive’s written consent:

i.A material reduction in Executive's base salary or annual cash incentive compensation opportunity;

ii.A material reduction in Executive’s authority, duties or responsibilities with the Company;

iii.Executive being required by the Company to be based at any office or location that is more than fifty (50) miles from the location where Executive was principally employed immediately preceding the Change in Control by the Company, which the Parties acknowledge would be a material relocation; and

iv.A material breach by the Company or its successor or assign, of this Agreement.

Notwithstanding the foregoing, in order for Executive to terminate for Good Reason, the Executive must give the Company a written notice of the Executive’s claim for Good Reason within 90 days of the initial existence of the condition(s) specified by Executive that constitute Good Reason and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable.  If, during such 30-day period, the Company cures the condition giving rise to Good Reason, Executive shall not have a “Good Reason” to terminate under this Agreement.  If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason, the Executive shall have a “Good Reason” to terminate if he terminates his employment within 120 days of Executive’s original written notice of Good Reason.

(l)Net After-Tax Receipt.  For purposes of this Agreement, the term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section

280G(b)(2)(A)(ii) and Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Section 1 and Section 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(m)Parachute Value.   For purpose of this Agreement, the term “Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(n)Payment.  For purposes of this Agreement, “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.

(o)Person.  For purposes of this Agreement, the term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(p)Safe Harbor Amount.   For purposes of this Agreement, “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(q)Stock.  For purposes of this Agreement, the term “Stock” means shares of the common stock, par value $.001 per share, of the Company.

(r)Termination Date.  For purposes of this Agreement, except as otherwise provided in Section 6 hereof, the term “Termination Date” means (i) if the Executive’s employment is terminated by the Executive’s death, then the date of death; (ii) if the Executive’s employment is terminated by reason of Disability pursuant to Section 7 hereof, then the date the Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive voluntarily, then the date the Notice of Termination is given; and (iv) if the Executive’s employment is terminated by the Company (other than by reason of Disability pursuant to Section 7 hereof) or by the Executive for Good Reason, then the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period.  Notwithstanding the foregoing,

(A)If termination is by the Company for Cause pursuant to Section 1(e)(iii) of this Agreement and if the Executive has substantially cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty (30) day or shorter period, then the Executive’s employment hereunder shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice.

(B)If the termination is described in Section 2 hereof, then the Termination Date shall be the date of the Executive’s termination of employment from the Company.

2.Termination or Cancellation Prior to Change in Control.  The Company shall retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company, subject to the terms and conditions of any other then existing written employment arrangement or agreement between the Executive and the Company; provided, however, that if the Executive’s employment is terminated by the Company, other than by reason of (i) death, (ii) Disability in accordance with Section 7 hereof, or (iii) Cause, at any time after Board of Directors’ authorized negotiations are commenced between the Company and another Person which ultimately lead to a Change in Control of the Company, then the Executive shall be entitled to receive at the earlier to occur of the closing or the effective date of such Change in Control of the Company all Accrued Benefits (to the extent not theretofore paid) and a Termination Payment, including benefits under Section 5(b) hereof, as if such termination of employment was a Covered Termination under Section 5 hereof. Other than as set forth above or as provided in Section 11 hereof, in the event the Executive’s employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and canceled and of no further force and effect and any and all rights and obligations of the parties hereunder shall cease.

3.Termination For Cause or Without Good Reason.  If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 8 hereof), then the Executive shall be entitled to receive only Accrued Benefits described in Section 5(a) hereof.

Termination Giving Rise to a Termination Payment.

(a)  If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) Disability pursuant to Section 7 hereof, or (iii) Cause, then the Executive shall be entitled to receive, and the Company shall pay, Accrued Benefits described in Section 5(a) hereof and, as severance pay, the Termination Payment, described in Section 5(b) hereof.

(b)If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

(i)The Executive shall receive, at the expense of the Company, reasonable outplacement services on an individual basis provided by a nationally recognized executive placement firm selected by the Company and acceptable to Executive for up to one year following the date of the Covered Termination, up to a maximum expense of Thirty Thousand Dollars ($30,000.00).

(ii)Until the earlier of the eighteen month anniversary of the Termination Date or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given.  The continuation of hospitalization, medical and dental coverage hereunder shall count as COBRA continuation coverage; and

If an Executive is entitled to the benefits described in this Section 4(b)(ii) due to Executive’s termination of employment pursuant to Section 2 of this Agreement, then to the extent necessary to discharge the Company’s obligation to Executive under this Section 4(b)(ii) the Company shall either (1) reimburse the Executive for any COBRA premiums paid by Executive between the date of the Executive’s Termination Date and the date of the Change in Control of the Company (or such earlier date as the Executive would cease being eligible for the benefits as described herein), or (2) provide retroactive coverage effective as of the Executive’s Termination Date.

5.Payments Upon Termination.

(a)Accrued Benefits.  For purposes of this Agreement, the Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned though the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) subject to any irrevocable deferral election then in effect, a lump sum payment of the bonus, incentive compensation and other compensation reportable on Form W‑2 otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans of the Company in which the Executive is a participant; and (v) all other payments and benefits to which the Executive may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company.  Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to Subsections (i) and (ii) (provided that reimbursements due under clause (ii) must be completed no later than the end of the second calendar year following the year in which the Termination Date occurs) or, with respect to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

(b)Termination Payment.  The Termination Payment shall be an amount equal to two (2) times the sum of (i) the Executive’s  base salary in effect as of the Termination, or if higher, the Executive’s base salary that was in effect immediately prior to the Change in Control of the Company,  plus (ii) the greater of (x) the Executive’s target annual cash incentive for the Company’s fiscal year that includes the Termination Date or (y) the Executive’s target annual cash incentive for the fiscal  year during which the Change in Control of the Company occurred.  The Termination Payment shall be contingent on the Executive executing a general release of claims in substantially the same form as the Release and Waiver included as Exhibit A to this Agreement and the expiration of the revocation period applicable thereto, which execution must occur on or following the Termination Date but no later than forty-five (45)

days following the Termination Date, or earlier if provided in the Release and Waiver. Except as otherwise provided herein, the Termination Payment shall be paid to the Executive in a cash lump sum as soon as practical following the Executive’s execution of, and expiration of the revocation period provided for in the Release and Waiver, but in no event later than sixty (60) business days after the Termination Date.  The Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.  For the avoidance of doubt, if the Executive is entitled to the Termination Payment under this Agreement, the Termination Payment shall be in lieu of any payments under any other severance policy or practice of the Company or its successor.

(c)Certain Reductions in Payments.

(i)Notwithstanding anything in this to the contrary, if the Accounting Firm shall determine that receipt of all Payments would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(ii)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 5(c) shall be binding upon the Company, the Affiliated Entities and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Termination Date.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Agreement Payments that are parachute payments in the following order:  (1) outplacement benefits under Section 4(b)(i), (2) the cash Termination Payment described under Section 5(b), and (3) subsidized COBRA continuation coverage as provided under Section 4(b)(ii).  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”).  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company (as applicable) together with Interest; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with Interest.

(iv)To the extent requested by the Executive, the Company and the Affiliated Entities shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

Death.

(a)  Except as provided in Section 6(b) hereof, in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and/or beneficiaries (as determined by the Executive’s personal representative) shall receive all the Executive’s Accrued Benefits through the Termination Date.

(b)In the event the Executive dies after a Notice of Termination is given (i) by the Company, other than by reason of disability, or (ii) by the Executive for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 6(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived.  For purposes of this Section 6(b), the Termination Date shall be the earlier of thirty (30) days following the giving of the Notice of Termination or one day prior to the end of the Employment Period.

7.Termination for Disability.  If there is a Covered Termination by the Company due to Executive’s Disability, then the Executive shall be entitled to receive only the Accrued Benefits described in h Section 5(a) hereof; provided, however, that Executive shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.  The Company may terminate Executive’s employment due to Disability hereunder only if (i) the Company provides at least thirty (30) day’s advance written notice to

Executive that it intends to terminate Executive’s employment on account of Disability (which notice shall not constitute the Notice of Termination contemplated below); (ii) Executive shall have not returned to performing essential functions of Executive’s job, with or without accommodation, prior to the termination date specified in such notice; and (iii) the Company provides a Notice of Termination in accordance with Section 8 hereof.  The Company may also terminate Executive’s employment due to Disability immediately upon the provision of a Notice of Termination if Executive has returned to work after receiving a notice of intent to terminate for Disability as provided in subsection (ii) above, and Executive is unable or unwilling to perform the essential functions of his/her job with or without accommodation for a period of ninety (90) consecutive days following Executive’s return to work.

8.Termination Notice and Procedure.  Any Covered Termination by the Company or the Executive shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 17 hereof:

(a)If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(b)Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted in good faith by a majority of the directors of the Company (or any successor entity) then in office.

(c)The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to substantially cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement.

(d)Except as otherwise provided in Section 1(k) hereof, the recipient of the Notice of Termination shall personally deliver or mail in accordance with Section 17 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen (15) days after receipt thereof.  After the expiration of such fifteen (15) days, the contents of the Notice of Termination shall become final and not subject to dispute.

9.Confidentiality Obligations of the Executive; Noncompetition; Nonsolicitation.

(a)Confidentiality and Nondisclosure Obligations.

(i)Executive acknowledges (1) Company’s business is both highly specialized and competitive, and (2) certain non-public documents and information regarding Company’s customers, clients, services, methods of operation, sales, and the specialized business needs of Company’s customers and clients, constitute highly Confidential Information (as defined herein) that is not generally known to, or readily ascertainable by, the public or Company’s competitors. Executive further acknowledges that, during Executive’s employment, Executive will have access to Confidential Information and property, processes and/or systems belonging to Company and/or its clients/customers, agrees such information shall remain the exclusive property of Company and/or its clients/customers respectively, and understands the misappropriation or unauthorized use/disclosure of such information at any time is prohibited and will cause Company irreparable injury.

(ii)For purposes of this Agreement, the term “Trade Secrets” shall have that meaning set forth under applicable law.  Likewise, the term “Confidential Information” means information, property, processes and/or systems (whether or not in writing) that is not generally known to the public, is related to Company’s business and is maintained as confidential. Confidential Information includes, without limitation, means (i) any information, including formulas, patterns, compilations, programs, devices, methods, techniques, or processes that Company considers confidential and is valuable and provides a competitive advantage because it is not generally known and not readily ascertainable by proper means); methods or policies; prices or price formulas; processes; procedures; information relating to customers, including customer lists, prospective partners, partners, and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); personnel information; and any and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by Company, whether or not reduced to writing, (ii) information that is marked or otherwise treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company is obligated to keep confidential. Confidential Information does not include information that (a) is or becomes generally available to the public other than by the fault of Executive, (b) becomes available to Executive on a non-confidential basis from a source other than Company, provided that the source is not prohibited from disclosing such information to Executive by any contractual or other obligation with Company or otherwise, or (c) information that can be demonstrated to have been known by Executive prior to Executive’s employment with the Company. Confidential Information also does not include the general nature of Company’s business or this Agreement or a summary of it.

(iii)Both during and after Executive’s employment with the Company, Executive shall not, except as required to fulfill Executive’s job duties for the Company, directly or indirectly use or disclose Trade Secrets.

(iv)During Executive’s employment with the Company and for a period of two (2) years’ thereafter, Executive shall not, except as required to fulfill Executive’s job duties for the Company, directly or indirectly use or disclose any Confidential Information.

(b)Non-Solicitation.

(i)Executive acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets. Executive further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.

(ii)For purposes of this Agreement, the term “Restricted Client” means any individual or entity (i) for whom/which the Company sold or provided products or services and (ii) with whom/which Executive had contact on behalf of the Company, or about whom/which Executive acquired Confidential Information as a result of Executive’s employment by the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the end of Executive’s employment with the Company.  Likewise, the term “Prospective Client” means any individual or entity (i) for whom/which the Company has made a bid or proposal to provide goods or services and (ii) with whom/which Executive had contact on behalf of the Company, or about whom/which Executive acquired non-public or proprietary information as a result of his/her employment with the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the end of Executive’s employment with the Company.

(iii)Executive agrees that, during Executive’s employment with Company and for a period of eighteen (18) months thereafter, Executive will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any Restricted Client.

(iv)Executive agrees that, during Executive’s employment with Company and for a period of eighteen (18) months thereafter, Executive will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any Prospective Client.

(v)Executive agrees that, during Executive’s employment with Company and for a period of eighteen (18) months thereafter, Executive will not directly or indirectly, whether for Executive’s benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce: (1) anyone employed by Company to terminate employment with, or otherwise cease a relationship with, Company; or (2) anyone employed by Company at any time during the immediately preceding twelve (12) months to provide services of any kind to a competitor of Company.

(c)Non-Competition.

(i)Executive acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets. Executive further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.

For purposes of this Agreement, the term “Restricted Services” means employment duties and functions of the type provided by Executive to the Company during the twelve (12) month period immediately preceding the end of Executive’s employment with the Company.  Likewise, the term “Competitor” means any individual or entity that sells goods or services competitive with those sold by the Company, and the term “Territory” shall mean the United States of America.

(ii)For a period of eighteen (18) months immediately following the end, for whatever reason, of Executive’s employment with the Company, Executive agrees not to directly or indirectly provide Restricted Services to any Competitor, anywhere in Restricted Territory

(d)Enforcement.

(i)Executive agrees, during the term of any restriction contained in this Agreement, to disclose the terms of this Section 9 to any person or entity that offers employment to Executive.  Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential or future employers.

(ii)The parties agree that damages will be an inadequate remedy for breaches of this Section 9 and, in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).

(iii)Notwithstanding anything in this Agreement to the contrary, the activity restrictions contained in this Section 9 are intended to run alongside, and neither supersede, be subservient to, nor replace any similar restrictions imposed by other agreements that may exist between Executive and the Company.  If any provision of this Section 9 is deemed by a court of competent jurisdiction to be in irresolvable conflict with any other activity restriction that may be in place between Executive and the Company, and each restriction in question is deemed by such court to be fully enforceable on its terms, the provision which is determined by the Company to be more protective of its business interests shall control.

10.Payment Obligations and Expenses in the Event of a Dispute

(a)Payment Obligations Absolute.    The Company’s obligations during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else.  Except as provided in Section 5(c) and Section 10(b) of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)Expenses and Interest.  If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred by the Executive as a result of such dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by US Bank, N.A. from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement.  Within ten (10) days after the Executive’s written request therefor, but no later than the end of the calendar year following the year in which the Executive incurred the Expense, the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s Expenses.

Assignment: Successors.

(a)  If the Company proposes to engage in a potential Change in Control of the Company, then, at least ten (10) days in advance of the closing of such event, the Company shall, subject only to consummation of such Change in Control of the Company, assign all of its right, title and interest in this Agreement effective as of the closing date of such event to such Person, and the Company shall cause such Person, at least ten (10) days in advance of the closing of such event, by written agreement in form and substance reasonably satisfactory to the Executive and with written notice thereof to Executive, to expressly assume and agree to perform, subject only to consummation of such Change in Control of the Company, from and after the effective date of such event all of the terms, conditions and provisions imposed by this Agreement upon the Company.  If such Change in Control of the Company is consummated, failure of the Company to obtain such an assumption agreement at least ten (10) days in advance of the closing of such event shall be a breach of this Agreement constituting “Good Reason” hereunder.  In case of an effective assignment by the Company and of assumption and agreement by such Person, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of and be enforceable by such Person.  The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder.  Except as provided in this Subsection, this Agreement shall not be assignable by the Company.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b)This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive under Sections 3, 4, 5, 6 and 7 hereof if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives.

12.Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

13.Amendment.  This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

14.Withholding.  The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that, the amount so withheld shall not exceed the minimum amount required to be withheld by law.  The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

15.Certain Rules of Construction.  No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise.  No draft of this Agreement shall be taken into account in construing this Agreement.  Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

16.Governing Law: Resolution of Disputes.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin.  Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Executive’s election, in the judicial district encompassing the city in which the Executive resides.  The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

17.Notice.  Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company’s General Counsel or any officer of the Company other than the Executive.  If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to 111 East Kilbourn Ave., Suite 2600, ATTN: Chief Human Resources Officer, Milwaukee, WI 53202, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

18.No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

19.Headings.  The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	REV GROUP, INC.

/s/ Ian Walsh	By:/s/ Timothy W. Sullivan
Ian Walsh	Name: Timothy W. Sullivan Title: Chief Executive Officer
Residential Address: On file with the Company

18137498.4

EXHIBIT A

RELEASE AND WAIVER

This RELEASE AND WAIVER is made this ________ day of ________________, 20____,

by and between __________________and  REV GROUP, INC.

IN CONSIDERATION FOR BENEFITS payable to me as contained in the REV Group, Inc. Change in Control Severance Agreement, I hereby agree as follows:

I, with the intention of binding myself, my heirs, executors, administrators and assigns, do hereby release, acquit and forever discharge REV Group, Inc. and its past and present subsidiaries and affiliates, and all of its past, present and future officers, directors, employees, shareholders, agents, partners, principals, members, representatives, insurers, reinsurers, estates, executors, administrators, heirs, successors, assigns and attorneys (hereinafter collectively the “Company"), of and from all manner of actions, causes of action, arbitrations, suits, debts, sums of money, accounts, reckonings, bonds, covenants, controversies, agreements, promises, damages, judgments, charges, claims and demands whatsoever that I now have or may have for actions, inactions or omissions of the Company on or prior to the date of execution of this Agreement, both known and unknown, fixed and contingent, including, but not limited to, any claims of employment discrimination under federal, state or local laws, claims under the Age Discrimination in Employment Act, claims under the Fair Employment Laws, any claimed violations of statute, any violations of public policy, any claims arising from my employment with the Company and/or my separation from employment, any claims growing out of any legal restriction on the Company’s right to terminate its employees, and any tort, contract, quasi-contract or other common law claims; provided, however, that the foregoing release shall not apply to: (i) any breach by the Company of this Agreement; (ii) my rights to any accrued benefits under any employee benefit plans; or (iii) any claims which may arise after the date this Agreement is signed.

I hereby expressly waive the benefits of any statute or rule of law which, if applied to this release, would otherwise exclude from its binding effect any claims not known by me to exist which arose prior to the signing of this Agreement.

Notwithstanding the foregoing, I understand that the scope of this release does not apply to claims under applicable workers’ compensation or unemployment insurance law, to any vested benefits I may be entitled, or to any other laws which, by their nature, cannot be legally released.  I further understand and acknowledge that my acceptance of this release does not prevent, restrict or in any way limit my right to file a charge or complaint with a government agency or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release of claims does prevent me from making any personal recovery against the Company, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against the Company.

The Company understands and agrees that the releases set forth herein do not in any way affect my rights to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain relief in the event of the breach of the terms of this Agreement.

I understand that if I am 40 years of age or older, I am entitled to certain information as provided in the Older Workers Benefit Protection Act.  If applicable, that information is attached and should remain attached to this RELEASE AND WAIVER. An additional copy has been provided and will be retained by

me. In addition, I understand that I have a period of at least 45 days to review this RELEASE AND WAIVER.

I understand that if I am under the age of 40, I have a period of at least 21 days to review this RELEASE AND WAIVER.

I expressly acknowledge that this RELEASE AND WAIVER is subject to an express agreement that all terms of the RELEASE AND WAIVER are confidential and shall not be disclosed to any person or entity except in response to a specific court order directing me to disclose such terms.  If I obtain a prior promise of confidentiality for the benefit of the Company from my professional tax preparer, accountant, or attorney, and/or spouse, as applicable, I may disclose the terms of the RELEASE AND WAIVER to such a person who has agreed to keep the terms of this RELEASE AND WAIVER confidential.

I understand that all payments will cease, if there is any breach of this confidentiality provision.

I have carefully read and fully understand all the provisions of this RELEASE AND WAIVER which sets forth the entire RELEASE AND WAIVER between the Company and me.  I have entered into this RELEASE AND WAIVER voluntarily and have not relied upon any representation or statement, written or oral, concerning the subject matter of this RELEASE AND WAIVER which is not set forth herein. I have also read and fully understand the severance letter previously provided to me. I understand that I am hereby advised to consult, and have had the opportunity to consult with, an attorney of my choosing.

I understand that this RELEASE AND WAIVER will be governed by the laws of the state in which I reside and of the United States and may be changed only by an amendment in writing signed by both the Company and me.

I understand that if I am 40 years of age or older, that I may revoke this RELEASE AND WAIVER at any time within a seven (7) day period immediately following the execution of this RELEASE AND WAIVER.  This RELEASE AND WAIVER shall not become effective or enforceable until the eighth (8th) day following execution of this RELEASE AND WAIVER.

IN WITNESS WHEREOF, the parties have executed this RELEASE AND WAIVER on the date written above.

(EMPLOYEE):	REV Group, INC. (EMPLOYER):

By:

Name:	Title:

Date:	Date:

CAUTION

THIS IS A RELEASE AND WAIVER.  PLEASE READ BEFORE SIGNING.

YOU ARE HEREBY ADVISED TO SEEK THE ADVICE OF AN ATTORNEY BEFORE SIGNING.